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                                                                    EXHIBIT 23.a


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3
No. 333-98165) and related Prospectus of Goodrich Corporation for the registration of debt securities, series preferred stock, common stock, stock purchase contracts and stock purchase units and to the incorporation by reference therein of our report dated February 4, 2002, with respect to the consolidated financial statements of Goodrich Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP

Charlotte, North Carolina
August 30, 2002